U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

[ ] Form 10-KSB   [ ] Form 11-K   [X] Form 10-QSB   [ ] Form N-SAR
For Period Ended: June 30, 1998

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:______________________________________


      Read Attached  Instruction  Sheet Before Preparing Form. Please Print or
      Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

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      Full Name of Registrant:        GLOBAL TELEMEDIA INTERNATIONAL, INC.

      Former Name if Applicable:

      3490 Piedmont Road, Suite 600
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      Address of Principal Executive Office (Street and Number)

      Atlanta, Georgia 30305
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      City, State and Zip Code

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PART II - RULES 12B-25(B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relieve pursuant to Rule 12b-25(b) [paragraph 23,047], the following should be completed. (Check Box, if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable  detail the reasons why the Form 10-K,  20-F,  11-K,
10-Q,  N-SAR,  or the transition  report or portion thereof could not be filed
within  the  prescribed   time  period.   [Amended  in  Release  No.  34-26589
(Paragraph 52,435), effective April 12, 1989, 54 F.R. 10306.]

      The Company requires additional time to prepare the Company's financial statements to be included in the Quarterly Report on Form 10-Qsb for the quarterly period ended June 30, 1998 to be filed by the Company

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PART IV - OTHER INFORMATION

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      (1) Name and telephone number of person to contact in regard to this notification:

      Herbert S. Perman           (404)               233-3277
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      (Name)                  (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? IF the answer is NO, identify report(s).

                  [x] Yes                       [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [X] Yes                       [ ] No

      If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      The Company anticipates that the earnings statement to be filed in the subject report will reflect a significant change in the results of operations from the corresponding period for the last fiscal year.

                      GLOBAL TELEMEDIA INTERNATIONAL, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                    GLOBAL TELEMEDIA INTERNATIONAL, INC.

                                    By: /s/ Herbert S. Perman
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                                            Herbert S. Perman
                                    Its:  Chief Financial Officer
August 14, 1998
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DATED:  August 14, 1998
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